Exhibit 4
THE ANDERSONS, INC.
LANSING ACQUISITION 2018 INDUCEMENT AND RETENTION AWARD PLAN

Article I
ESTABLISHMENT, PURPOSE AND DURATION

1.1    Establishment of the Plan.  The “independent directors” within the meaning of the NASDAQ marketplace rules (the “Independent Directors”) of the Board of Directors of The Andersons, Inc., an Ohio corporation, hereby establishes this The Andersons, Inc. 2018 Inducement and Retention Award Plan (the “Plan”) as set forth herein. The Plan permits the grant of Restricted Stock.  The Plan will not be effective until the Committee has approved the Plan and until the Acquisition (as defined in Article II) has been consummated.
1.2    Purpose of the Plan.  The purpose of the Plan is to provide Awards of Restricted Stock to certain persons employed by Lansing Trade Group, LLC and its affiliates (collectively, “Lansing”) in connection with the Acquisition, as an inducement material to those persons entering into employment or continuing employment with the Company or its current or future Affiliates upon the consummation of the Acquisition, and to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of Company stockholders. The Plan is intended to comply with The NASDAQ Stock Market (“NASDAQ”) Listing Rule 5635(c)(4), which provides an exception to the NASDAQ shareholder approval requirement for the issuance of securities with regard to grants to prospective employees of the Company, including without limitation grants to prospective employees in connection with a merger or other acquisition.
1.3    Duration of the Plan. The Plan will commence on the Effective Date, as described in Article 2, and will remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article IX, for a term of 10 years after the Effective Date.
Article II
DEFINITIONS

Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:
2.1    “Acquisition” means the transactions contemplated under the Acquisition Agreement.
2.2    “Acquisition Agreement” means the Agreement and Plan of Merger, dated as of October 15, 2018, by and among the Company, Brisket Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of Purchaser, Brisket Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Merger Sub 1, Brisket Merger Sub 3, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, LGC Group, Inc., a Michigan corporation, Lansing Trade Group, LLC, and Sam Freitag, solely in his capacity as representative of the Sellers thereunder.

2.3    “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an "Affiliate" by resolution of the Committee; provided that, unless otherwise determined by the Committee, Shares subject to any Award constitutes "service recipient stock" for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.

2.4    “Award” means, individually or collectively, a grant under this Plan to a Participant of Restricted Stock.
2.5    “Award Agreement” means any agreement, contract, or other instrument or document evidencing any Award granted hereunder between the Company and the Participant setting forth the terms and conditions applicable to an Award. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or a Participant. Any Shares that become deliverable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant.
2.6    “Board” means the Board of Directors of the Company.
2.7    “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant who is an Employee, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define "cause" (or words of like import)), (i) a willful, material and substantive breach of written Company policy, which breach is not cured by the Participant within a reasonable time after receipt of written notice from the Company specifying the breach; (ii) a willful, intentional and substantive breach of fiduciary duty to the Company or any of its Affiliates involving personal gain or profit to the Participant; (iii) other employment engaged in by the Participant that substantially impairs the Participant's ability to perform his/her obligations, for which consent of the Company was not previously obtained; (iv) conviction of the Participant of any felony or crime of moral turpitude, or any intentional crime in the conduct of his/her office with the Company or any Affiliate, which is materially adverse to the welfare of the Company or any affiliate, but excluding any conviction which is not the result of any action or inaction by the Participant for his or her personal gain, or in willful violation of law or Company policy; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines "cause" (or words of like import), "cause" as defined under such agreement; provided, however, that with regard to any agreement under which the definition of "cause" only applies on occurrence of a change in control, such definition of "cause" shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.
2.8    “Change in Control” means the occurrence of any one or more of the following:
(a)    any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares of the Company), becoming the beneficial owner (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;
(b)    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section 2.8 or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two‑thirds of the directors then still in office who either were directors at the beginning of the two‑year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(c)    a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 2.8(a)) acquires more than 50% of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or
(d)    a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company's assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.
Notwithstanding the foregoing, with respect to any Award that is characterized as "nonqualified deferred compensation" within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a "change in ownership," a "change in effective control" or a "change in the ownership of a substantial portion of the assets" of the Company within the meaning of Section 409A of the Code.
2.9    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.
2.10    “Committee” means the Compensation Leadership and Development Committee of the Company.
2.11    “Company” means The Andersons, Inc., an Ohio corporation, and its successors by operation of law, and for the avoidance of doubt, an Affiliate of the Company shall not include Lansing or LGC Group, Inc.
2.12    “Director” means any individual who is a member of the Board of Directors.
2.13    “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant's Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.
2.14    “Effective Date” means the Closing Date as such term is defined in Section 1.05 of the Acquisition Agreement.
2.15    “Employee” means an employee of Lansing or one of its Subsidiaries immediately prior to the Acquisition who is identified on Exhibit A to the Plan.
2.16    “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.17    “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and, except as my be provided in an Award Agreement, the last sales price reported for the Shares on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Shares are not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code.
2.18    “Independent Directors” has the meaning set forth in Section 1.1.
2.19    “Lansing” shall have the meaning set forth in Section 1.2.

2.20    “NASDAQ” shall have the meaning set forth in Section 1.2.
2.21    “Participant” means an Employee who the Committee has selected to participate in the Plan pursuant to Section 5.2 and who has an Award outstanding under the Plan.
2.22    “Plan” means the The Andersons, Inc. 2018 Lansing Acquisition Inducement and Retention Award Plan, as set forth in this document, and as amended from time to time.
2.23    “Restriction Period” means the period during which the transfer of Restricted Stock is limited in any way (based on the passage of time or the occurrence of other events as determined by the Committee, in its sole discretion) or the Restricted Stock is not vested.
2.24    “Restricted Stock” means a contingent grant of Shares awarded to a Participant pursuant to Article VI.  The Shares awarded to the Participant will vest over the Restriction Period and according to the time-based criteria specified in the Award Agreement.
2.25    “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.26    “Service” means the provision of services by a Participant to the Company or an Affiliate in the capacity of an employee.  For purposes of this Plan, the transfer of a Participant from the Company to an Affiliate, from an Affiliate to the Company or from an Affiliate to another Affiliate shall not be a termination of Service.  However, if the Affiliate for which such Participant is providing services ceases to be an Affiliate of the Company due to a sale, transfer or other reason, and such Participant ceases to perform services for the Company or any Affiliate, such Participant shall incur a termination of Service.
2.27    “Shares” means the shares of common stock of the Company, or any successor or predecessor equity interest in the Company.
2.28    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
2.29    “Termination” means a Termination of Employment.
2.30    “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of

Employment thereafter, provided that any such change to the definition of the term "Termination of Employment" does not subject the applicable Award to Section 409A of the Code.
2.31    “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). "Transferred" and "Transferable" shall have a correlative meaning.
Article III
ADMINISTRATION

3.1    The Committee.  The Plan shall be administered and interpreted by the Committee. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify as (a) a "non-employee director" under Rule 16b-3, and (b) an Independent Director. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.
3.2    Grant of Awards. Except as limited by law and subject to the provisions of this Plan, the Committee will have full power to: select the persons to whom Awards may be granted hereunder prior to the consummation of the Acquisition with the grant of such Award effective upon the consummation of the Acquisition and subject to such person commencing employment with the Company or an Affiliate; determine the sizes of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article IX) amend the terms and conditions of the Plan to the extent such amendment is within the discretion of the Committee as provided in the Plan.  Further, the Committee will make all other determinations that may be necessary or advisable to administer the Plan.  As permitted by law and consistent with Section 3.1, the Committee may delegate some or all of its authority under the Plan, including to an officer of the Company to designate the Employees (other than such officer himself or herself) to receive Awards and to determine the number of Shares subject to the Awards such Employees will receive. The duties of the Committee shall also include, but shall not be limited to, making disbursements and settlements of Awards, creating trusts, and determining whether to defer or accelerate the vesting of, or the lapsing of restrictions or risk of forfeiture with respect to Restricted Stock.  Subject only to compliance with the express provisions of the Plan, the Committee may act in its, his, or her sole and absolute discretion in performing the duties specifically set forth in the preceding sentence and other duties under the Plan.
3.3    Decisions Binding.  Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.
3.4    Change in Control.  In the event of a Change in Control, the Committee shall have the discretion to accelerate the vesting of Awards, eliminate any restrictions applicable to Awards, or take such other action as it deems appropriate, in its sole discretion.
Article IV
SHARES LIMITATION

4.1    Shares.  Subject to any increase or decrease pursuant to Section 4.2, the aggregate number of Shares that may be issued with respect to Awards granted under the Plan shall not exceed [_____] Shares. The Shares may be either authorized and unissued common stock or common stock held in or acquired for the treasury of the Company or both. If any Award granted under the Plan expires, terminates or is canceled for any reason without having been exercised or satisfied in full, the number of Shares underlying any unexercised Award shall again be available for the purpose of Awards under the Plan; provided, the number of Shares that again become available shall be added back at the same rate as such Award would have reduced the number of available Shares pursuant to this Section 4.1. In applying the immediately preceding sentence, if Shares otherwise issuable or issued in respect of or as part of any Award are withheld or tendered to cover taxes of the applicable exercise price (including pursuant to a "net exercise"), such Shares shall be treated as having been issued under the Plan and shall not be available for future issuance under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations.
4.2    Changes.
(a)    The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock of the Company, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.
(b)    Subject to the provisions of Section 3.4, if there shall occur any such change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a "Section 4.2 Event"), then (i) the aggregate number and/or kind of shares that thereafter may be issued under the Plan, (ii) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award granted under the Plan, and/or (iii) the purchase price thereof, shall be appropriately adjusted. In addition, subject to Section 3.4, if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an "Other Extraordinary Event"), including by reason of any extraordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company's assets or business, then the Committee, in its sole discretion, may adjust any Award and make such other adjustments to the Plan. Any adjustment pursuant to this Section 4.2 shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event.
(c)    Fractional Shares resulting from any adjustment in Awards pursuant to Section 4.2(a) or 4.2(b) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.
4.3    Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued Shares are issued under the Plan, such Shares shall not be issued for a consideration that is less than as permitted under applicable law.
Article V
ELIGIBILITY

5.1    Eligibility.  Awards may be granted only to Employees and shall be granted as an inducement material to such Employees entering into employment with the Company or an Affiliate upon the consummation of the Acquisition.  Awards shall not become effective until the consummation of the Acquisition and the Participant’s commencement of employment with the Company or an Affiliate.  No Award shall be granted hereunder to any individual who is employed by, or who is rendering services to, the Company or an Affiliate immediately prior to the Acquisition.
5.2    Actual Participation.  Subject to the provisions of the Plan, the Committee will select those Employees to whom Awards will be granted and will determine the nature and amount of each Award.
5.3    Dividends and Dividend Equivalents on Unvested Awards. To the extent any Award provides for the payment of dividends or crediting of dividend equivalents, in no event will such dividends or dividend equivalents attributable to unvested Awards be paid unless and before the underlying Award has become vested pursuant to its terms.
Article VI

RESTRICTED STOCK

6.1    Grant of Restricted Stock.  Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Employees, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant (subject to Section 6.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards.
6.2    Award Agreement.  Except as may be provided in an Award Agreement, Employees selected to receive Restricted Stock shall not have any right with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company, to the extent required by the Committee, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:
(a)    Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law.
(b)    Acceptance. Awards of Restricted Stock must be accepted within a period of ninety (90) days (or such shorter period as the Committee may specify at grant) after the grant date, by executing a Restricted Stock agreement and by paying whatever price (if any) the Committee has designated thereunder. For the avoidance of doubt, no Awards of Restricted Stock will vest unless and until such Award is accepted.
(c)    Legend. Each Participant receiving Restricted Stock shall be issued stock as book entries by the applicable transfer agent, unless the Company elects to use another system, as evidencing ownership of shares of Restricted Stock. Such issuance shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.
(d)    Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.
6.3    Restrictions and Conditions.  The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:
(a)    Restriction Period. The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the Restriction Period commencing on the date of such Award, as set forth in the Restricted Stock Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the shares of Restricted Stock. Within these limits, based on service or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award.
(i)    If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of certain performance targets (the “Performance Goals”), the Committee shall establish the objective Performance Goals and the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.
(b)    Rights as a Stockholder. Except as provided in Section 6.3(a) and this Section 6.3(b) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of Shares of the Company, including, without limitation, the right to receive dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such Shares. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period.
(c)    Termination. Unless otherwise determined by the Committee at grant, in an Award Agreement or, if no rights of the Participant are reduced, thereafter, subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant's Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.
(d)    Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.
Article VII
BENEFICIARY DESIGNATION

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her Plan benefits.  Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Committee, and must be made during the Participant’s lifetime.  If the Participant’s designated beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate or other entity described in the Participant’s Award Agreement.
Article VIII
RIGHTS OF PARTICIPANTS

8.1    Employment and Service.  Nothing in the Plan will confer upon any Participant any right to continue in the employ or Service of the Company or any Affiliate, or interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or Service at any time.
8.2    Participation.  No Employee will have the right to receive an Award under this Plan, or, having received any Award, to receive a future Award.
Article IX
AMENDMENT, MODIFICATION AND TERMINATION

9.1    Amendment, Modification and Termination.  The Committee may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part; provided, however, that the Committee will not amend the Plan in any way that would require approval of the Company’s stockholders. Notwithstanding the foregoing, no amendment under the Plan or a termination of the Plan will materially alter or impair any rights or obligations under any Award already granted under the Plan, without the prior written consent of the Participant.
9.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations, or accounting principles, and, whenever adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee shall, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards, as may be determined to be appropriate and equitable by the Committee.
Article X
DATE OF GRANT

The date of grant of an Award shall be the date, upon consummation of the Acquisition, when the Participant commences employment with the Company or an Affiliate.  Notice of the determination shall be provided to each Participant within a reasonable time after the date of grant.  Promptly following the date of grant of any Award hereunder, the Company shall disclose in a press release in compliance with NASDAQ Listing Rule 5635(c)(4) the material terms of the Awards, the number of Employees and the number of Shares involved.
Article XI
NONTRANSFERABILITY OF AWARDS

Except as otherwise provided in a Participant’s Award Agreement, no Restricted Stock granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)).  All rights with respect to Restricted Stock will be available during the Participant’s lifetime only to the Participant or his or her guardian or legal representative.  The Participant’s beneficiary may exercise the Participant’s rights to the extent they are exercisable under the Plan following the Participant’s death.  The Committee may, in its discretion, require a Participant’s guardian, legal representative or beneficiary to supply it with the evidence the Committee deems necessary to establish the authority of the guardian, legal representative or beneficiary to act on behalf of the Participant.
Article XII
WITHHOLDING

12.1    Tax Withholding.  The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of Shares or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock, or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee or inclusion in an Award Agreement, by reducing the number of Shares otherwise deliverable or by delivering shares of Common Stock already owned, provided that the number of shares of Common Stock may not have a Fair Market Value greater than the minimum required statutory withholding liability unless determined by the Committee not to result in in adverse accounting consequences.
12.2    Share Withholding.  With respect to withholding required upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, the Company may satisfy the minimum withholding requirement for supplemental wages, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income on the Award) equal to the minimum withholding tax required to be collected on the transaction, and to the extent the Company determines that withholding of Shares above the minimum withholding requirement would not result in negative accounting consequences, Shares may be withheld up to the applicable withholding requirement.  The Participant may elect, subject to the approval of the Committee, to deliver the necessary funds to satisfy the withholding obligation to the Company, in which case there will be no reduction in the Shares otherwise distributable to the Participant.
Article XIII
INDEMNIFICATION

To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer's, employee's, member's or former member's own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.
Article XIV
SUCCESSORS

All obligations of the Company under the Plan or any Award Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation, or otherwise.
Article XV
BREACH OF RESTRICTIVE COVENANTS

An Award Agreement may provide that, notwithstanding any other provision of this Plan to the contrary, if the Participant breaches any non-competition, non-solicitation, non-disclosure, no-hire or other restrictive covenant provisions contained in the Award Agreement or in any written employment or other written agreement between the Participant and the Company, whether prior to or following termination of Service, the Participant will forfeit any and all Awards granted or transferred to him or her under the Plan.
Article XVI
LEGAL CONSTRUCTION

16.1    Number.  Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and any singular term includes the plural.
16.2    Severability.  If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
16.3    Requirements of Law.  The granting of Awards and the issuance of Share or cash payouts under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.
16.4    Securities Law Compliance.  As to any individual who is, on the relevant date, an officer, director or more than ten percent beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under

Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule.  To the extent any provision of the Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. The Company may require a Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.  No person who acquires Shares under the Plan may sell the Shares, unless he or she makes the offer and sale pursuant to an effective registration statement under the Exchange Act, which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.
16.5    Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company.  The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.
16.6    Governing Law.  The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Ohio (regardless of the law that might otherwise govern under applicable Ohio principles of conflict of laws).
16.7    Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Ohio or the United States District Court for the Southern District of Ohio and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a " Proceeding "), to the exclusive jurisdiction of the courts of the State of Ohio, the court of the United States of America for the Southern District of Ohio, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Ohio State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant's address shown in the books and records of the Company or, in the case of the Company, at the Company's principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Ohio.

16.8    Electronic Delivery and Evidence of Award.  The Company may deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party) all documents relating to the Plan or any Award hereunder (including, without limitation, any Award Agreement and prospectus required by the SEC) and all other documents that the Company is required to deliver to its securities holders (including, without limitation, annual reports and proxy statements).  In addition, evidence of an Award may be in electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Board, need not be signed by a representative of the Company or a Participant.  Any Shares that become deliverable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book entry form in the name of the Participant.
16.9    No Limitation on Rights of the Company.  The grant of the Award does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
16.10    Participant to Have No Rights as a Stockholder.  Before the date as of which he or she is recorded on the books of the Company as the holder of any Shares underlying an Award, a Participant will have no rights as a stockholder with respect to those Shares.
16.11    Section 409A of the Code.     The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of "nonqualified deferred compensation" (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a "specified employee" (as defined under Section 409A of the Code) as a result of such employee's separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.